Exhibit 10.1

Execution Copy

aerkomm INC.

and

Yuanta Securities (Hong Kong) COMPANY LIMITED

PURCHASE AGREEMENT

relating to

US$10,000,000 Credit Enhanced Zero Coupon Convertible Bonds due 2025

and

US$200,000 7.5% Convertible Bonds due 2025

each convertible into shares of common stock having a par value of US$0.001 each of AERKOMM INC.

November 27, 2020

SCHEDULE A SUBSIDIARIES

SCHEDULE B Compliance certificate

November 27, 2020

Yuanta Securities (Hong Kong) Company Limited

23/F, Tower 1, Admiralty Centre,

18 Harcourt Road, Admiralty,

Hong Kong

As Lead Manager and Initial Purchaser

Ladies and Gentlemen:

AERKOMM INC., a corporation incorporated under the laws of the State of Nevada and its registered office at 923 Incline Way #39, Incline Village, NV 89451, U.S.A. (the “Company”) confirms its agreement with Yuanta Securities (Hong Kong) Company Limited as the initial purchaser (the “Initial Purchaser”, which term shall also include the Initial Purchaser substituted as hereinafter provided in Section 12.7 hereof) in relation to the purchase by the Initial Purchaser of the Bonds (as defined below) allocated on the terms and subject to the conditions set out in this Purchase Agreement (the “Purchase”). Yuanta Securities (Hong Kong) Company Limited is also acting as representative (in such capacity, the “Lead Manager”) with respect to the issue and sale by the Company of US$10,000,000 Credit Enhanced Zero Coupon Convertible Bonds due 2025 (the “Credit Enhanced Bonds”), and US$200,000 7.5% Convertible Bonds due 2025 (the “Coupon Bonds”, and together with the Credited Enhanced Bonds, the “Bonds”). The Bonds shall be issued based on the final terms and conditions of the Bonds as set forth in the relevant Indentures (as defined below).

The Bonds will be offered and sold without registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), outside of the United States in reliance on Regulation S under the U.S. Securities Act. Each series of the Bonds will be represented by separate global certificates in registered form (each a “Global Certificate” and collectively, the “Global Certificates”).

Each series of the Bonds will be constituted by separate Indentures, each expected to be dated as of the Closing Date (as defined in Section 1.3) (each an “Indenture” and collectively, the “Indentures”) among the Company and Citicorp International Limited, as trustee (the “Trustee”). Payments of principal, premium and interest (if any) on each series of the Bonds will be made on behalf of the Company by paying agents appointed under separate paying and conversion agency agreements, each expected to be dated as of the Closing Date (the “Agency Agreements”) among the Company, the Trustee, and the paying agents named therein. The definitive Bonds, if required to be issued, will be in registered form in the denomination of US$200,000 each or integral multiples thereof. Each Bond will be convertible at the option of the holder thereof into fully paid shares of common stock of the Company with a par value of US$0.001 each (the “Conversion Shares” and together with the Bonds, the “Securities”) in accordance with the terms and conditions of the Bonds as set forth in the Indenture at an initial conversion price determined in the manner set forth in Section 1.5.

In this Purchase Agreement, the following expressions shall, unless the context requires otherwise, have the following meanings:

“Bank Guarantee” means the guarantee issued by the Bank of Panhsin to be dated on or about December 2, 2020 for the total principal amount, premium, interest and any payments of the Credit Enhanced Bonds, being an aggregate amount up to US$10,700,000, in favour of the Trustee, on behalf of the holders of the Credit Enhanced Bonds;

“Bank Guarantee Processing Fees” means the processing fees charged by Bank of Panhsin for the issuance of Bank Guarantee in the amount of US$189,750;

“Credit Extension Deposit” means the deposit requested by Bank of Panhsin to be put into the bank account open with them (account no.: 118-0491-136-001091-8, account name: Aerkomm Inc., Swift code: BBBKTWTP) on or about the Closing Date being an amount equal to 30% of the aggregate amount guaranteed by Bank of Panhsin under the Bank Guarantee, i.e. US$3,210,000;

“Clearing Systems” means Clearstream, Luxembourg and/or Euroclear;

“Clearstream, Luxembourg” means Clearstream Banking S.A.;

“Conversion Shares” has the meaning set out in the preamble above;

“Conditions” means the conditions to completion of the Purchase set out in Section 6;

“Euroclear” means Euroclear Bank SA/NV;

“Euronext Paris” means the Professional Segment of the regulated market of Euronext Paris;

“Group” means the Company and its consolidated Subsidiaries taken as a whole;

“Offering Memorandum” means, (i) the preliminary offering memorandum dated November 27, 2020 (the “Preliminary Offering Memorandum”), and (ii) the final offering memorandum to be dated as of November 27, 2020 (the “Final Offering Memorandum”), each with respect to the offer and sale of the Bonds;

“Offering Expenses and Fees” means certain expenses and fees related to the offering of the Bonds incurred by the third party service providers who are engaged by the Company or the Initial Purchaser to assist the offering of the Bonds, including the auditor of the Company, the ROC counsel to the Company, the U.S. counsel to the Initial Purchaser, the Trustee, the counsel to the Trustee, the SGT-ST listing agent, the SGX-ST listing fee, process agent and printer, in the aggregate amount of US$477,488. For the avoidance of doubt, the expenses and fees incurred after the Closing Date which are payable by the Company to the Trustee and agents set out in the relevant Agency Agreement shall not constitute as part of the Offering Expenses and Fees.

“OTCQX Best Market” means OTC Markets Group Inc. OTCQX Best Market;

“PCAOB” means Public Company Accounting Oversight Board (United States);

“PRC” means the People’s Republic of China;

“ROC” means the Republic of China, known also as Taiwan;

“SGX-ST” means The Singapore Exchange Securities Trading Limited;

“Subsidiary” of any person means any company or other business entity of which that person owns or controls (either directly or through one (1) or more other Subsidiaries) more than fifty percent (50%) of the issued voting share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or other business entity or any company or other business entity which at any time has its accounts consolidated with those of that person or which, under the laws of the State of Nevada, regulations, generally accepted accounting principles or international financial reporting standards from time to time, should have its accounts consolidated with those of that person and in respect of the Company shall mean each entity set forth on Schedule A hereto;

“Trading Day” means any day on which the Euronext Paris is scheduled to be open for a regular trading session;

“Transaction Documents” means (i) this Purchase Agreement, (ii) the Bonds, (iii) the Indentures, (iv) the Agency Agreements, and (v) the Bank Guarantee (and any reference to a Transaction Document in any of the Transaction Documents shall include that Transaction Document as amended, varied or supplemented from time to time and any document which amends, varies or supplements that Transaction Document);

“U.S.” means the United States of America;

“US$” or “Dollars” means United States dollars, the lawful currency of the United States of America;

“U.S. GAAP” means accounting principles generally accepted in the United States of America; and

1.	Purchase and Issue of the Bonds; Initial Conversion Price

1.1	Agreement to Purchase. On the terms and subject to the conditions set forth herein, the Initial Purchaser agrees to purchase the Bonds from the Company in the amount at a purchase price equal to one hundred percent (100%) of the aggregate principal amount of the Bonds, i.e. US$10,200,000, to be purchased by the Initial Purchaser (the “Purchase Price”) on the Closing Date. The Company agrees to sell the Bonds to the Initial Purchaser for the Purchase Price. The Company acknowledges and agrees that the Initial Purchaser may offer and sell the Bonds to or through any affiliate of the Initial Purchaser and that any such affiliate may offer and sell the Bonds purchased by it to or through the Initial Purchaser.

1.2	Management, Underwriting Commissions and Certain Expenses related to the Offering of the Bonds. The Company agrees to pay the Initial Purchaser an aggregate amount of US$332,000 as management and underwriting commission and service fee being the sum of (i) 3% of the aggregate principal amount of the Credit Enhanced Bonds, (ii) 6% of the aggregate principal amount of the Coupon Bonds and (iii) a service fee in the amount of US$20,000 (the “Commission”). The Company further agrees to make the payment in full on behalf of the Initial Purchaser for the fees and expenses payable to the U.S. counsel of the Initial Purchaser . The Commission shall be deducted from the subscription monies for the Bonds to be paid to the Company pursuant to Section 1.3 hereof.

1.3	Closing of the Purchase. Subject to the satisfaction of the Conditions, the Purchase shall take place on December 2, 2020, or such other date as shall be agreed upon by the Company and the Lead Manager (the “Closing Date”). Subject to the satisfaction of the Conditions, the Company will (i) on the Closing Date, deliver the executed and authenticated Global Certificates in accordance with the relevant Indenture and the relevant Agency Agreement, representing the Bonds issued by it, which will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg; and (ii) instruct the settlement agent to credit the Initial Purchaser’s bond account (as designated by the Lead Manager) with the aggregate principal amount of the Credit Enhanced Bonds (being an amount of US$10,000,000) and the aggregate principal amount of the Coupon Bonds (being an amount of US$200,000).

On the Closing Date, the Lead Manager, on behalf of the Initial Purchaser, shall deliver the payment instruction to its bank to remit the aggregate purchase price, less an amount equal to the sum of Bank Guarantee Processing Fees, Credit Extension Deposit, the Commission and the Offering Expenses and Fees, of all of the Bonds, being US$5,990,762, to the designated bank account of the Company for value as of the Closing Date.

If, on the Closing Date, the Company shall default and refuse to deliver any of the executed and authenticated Global Certificates, provided that the Lead Manager, the Initial Purchaser and their agents are not at fault, at the Lead Manager’s election, the Lead Manager shall be relieved of all further obligations under this Purchase Agreement without thereby waiving any rights the Initial Purchaser may have by reason of such failure or such non-fulfillment of the Company.

If the Closing Date has not occurred within thirty (30) days of the date of this Purchase Agreement, this Purchase Agreement shall automatically terminate on the date falling thirty-one (31) days from the date of this Purchase Agreement.

Upon such termination, this Purchase Agreement shall be of no further force or effect and neither party shall be under any liability to the other in respect of this Purchase Agreement, except that each party shall remain liable for any accrued obligations and liabilities arising prior to or at the date of termination and the respective obligations of the parties pursuant to Section 9 which would have continued had the arrangements for the Purchase been completed, shall continue. In addition, the Company shall also reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of its counsel) incurred by the Initial Purchaser in connection with this Purchase Agreement and the offering contemplated hereunder.

1.4	Conditions to Closing. The Lead Manager’s obligations to deliver the payment instruction on the Closing Date and to purchase and pay for the Bonds to be sold to the Initial Purchaser on December 2, 2020 are subject to the delivery of the Bonds by the Company.

1.5	Initial Conversion Price. Each of the Company and the Initial Purchaser agrees that the initial price at which Conversion Shares will be delivered upon conversion of the Bonds will be US$13.30, subject to adjustment in accordance with the terms of the relevant Indenture and the Conditions.

2.	Representations and Warranties of the Company

The Company represents and warrants to the Initial Purchaser that the statements contained in this Section 2 are true, correct and complete as of the date of this Purchase Agreement and as of the Closing Date and as of such other date or dates as may be specified:

2.1	Offering Memorandum. The Company has delivered to the Initial Purchaser a copy of the Preliminary Offering Memorandum as of the date of this Purchase Agreement and will deliver to the Initial Purchaser a copy of the Final Offering Memorandum on or immediately after the date of this Purchase Agreement. The Offering Memorandum describes, in all material respects, the business and principal assets of the Group. Statements of fact contained in the Offering Memorandum relating to each member of the Group are true and accurate in all material respects and not misleading in any material respect, and the opinions and intentions expressed by the Company in the Offering Memorandum are honestly held, reached after considering all relevant circumstances and based on reasonable assumptions. There are no other facts in relation to any member of the Group, the omission of which would, in the context of the issue and offering of the Bonds, make any statement in the Offering Memorandum misleading in any material respect, and all reasonable enquiries have been made by the directors of the Company to ascertain such facts and to verify the accuracy of all such information and statements. As of its date and as of the Closing Date neither the Offering Memorandum nor any other report, financial statement, exhibit, schedule or other information furnished by or on behalf of the Company to the Lead Manager or the Initial Purchaser contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.2	Internal Accounting Controls for Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances in all material respects that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.3	Independent Accountants. Chen & Fan Accountancy Corporation, which currently is the auditor for the financial statements of the Group, is a public accounting firm registered with the PCAOB and is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the PCAOB.

2.4	No Material Adverse Change in Business. Since the date of the most recent reviewed financial statements of the Company included in the Offering Memorandum, there has not been any event or occurrence in connection with the Company that has had or could reasonably be expected to have a material adverse effect on the financial condition, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), except as disclosed in the Offering Memorandum.

2.5	Due Incorporation of the Company. The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Nevada with full legal right, power and authority (corporate or otherwise), to own, use or lease, as the case may be, and to operate its properties and conduct its business as described in the Offering Memorandum. The articles of incorporation, bylaws, the business license and other constituent documents of the Company comply with the applicable requirements of all U.S. federal and state laws, rules and regulations (collectively, the “U.S. Laws”), and are in full force and effect and the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification.

2.6	Due Incorporation of Subsidiaries. Each of the Subsidiaries has been duly incorporated or established and is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, chartered or organized with full legal right, power and corporate authority to use or lease, as the case may be, and to operate its properties and conduct its business as described in the Offering Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification.

2.7	Share Capital. The Company’s authorized share capital is as set forth in the Offering Memorandum. The share capital of the Company conforms, in all respects, to the description thereof contained in the Offering Memorandum. The outstanding share capital of the Company has been duly authorized and validly issued and is fully paid and non-assessable. None of the outstanding share capital of, or ownership interests in, the Company was issued in violation of any preemptive or similar rights of any security holder of the Company. The shareholders of the Company are not entitled to any preemptive or similar rights with respect to the Bonds (and the Conversion Shares to be issued upon conversion thereof). Except as set forth in the Offering Memorandum and as contemplated by the issuance of the Bonds, no options, warrants or other rights to acquire or purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, share capital of or ownership interests in the Company are outstanding.

2.8	Conversion Shares. The Conversion Shares when issued upon conversion of the Bonds in accordance with the terms of the Indenture will be validly issued, fully-paid, and non-assessable, and shall rank pari passu with all other existing shares of common stock of the Company then outstanding.

2.9	Delivery of the Conversion Shares. Except as disclosed in the Offering Memorandum, all authorizations, consents and approvals required by the Company in connection with the issuance, transfer and delivery of the Conversion Shares upon conversion of the Bonds will be obtained and will be in full force and effect on the Closing Date.

2.10	Other Securities. Except for the Bonds to be issued on the Closing Date in accordance with the terms of this Purchase Agreement and as set forth in the Offering Memorandum, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, agreements to grant warrants, rights or options, to purchase or to subscribe for, or obligations or commitments of the Company or its Subsidiaries to create, issue, sell or otherwise dispose of, any equity securities (or any such shares, warrants, rights, options or obligations) of the Company or its Subsidiaries.

2.11	Authorization of the Bonds. The Bonds have been duly authorized and, when issued and delivered and paid for pursuant to the terms of this Purchase Agreement will be validly issued and fully paid, non-assessable and free of any encumbrance. No holder of the Bonds will be subject to personal liability in respect of the Company’s liabilities or obligations by reason of being such holder. Except as set forth in the Offering Memorandum, there are no restrictions on subsequent transfers of the Bonds (and the Conversion Shares issuable upon conversion thereof) under the U.S. Laws, the laws and regulations of France and the laws and regulations of Singapore. The Securities conform in all material aspects to the description thereof contained in the Offering Memorandum, and will have attached to them the rights and benefits specified in the Indenture (in the case of the Bonds) and the Company’s articles of incorporation (in the case of the Conversion Shares).

2.12	Authorization of Transaction Documents. The Company has the full legal right, power and corporate authority, to enter into and perform its obligations under the Transaction Documents. Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to enforceability, bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.13	Proper Form. Each Transaction Document, the Securities and the Conversion Shares are in proper form under the U.S. Laws and the laws of France for the enforcement thereof against the Company under the U.S. Laws and the laws of France; and to ensure the legality, validity, enforceability or admissibility into evidence in the U.S. of each Transaction Document, the Securities, and the Conversion Shares, it is not necessary that (i) each Transaction Document, the Securities, and the Conversion Shares or any other document, other than the filings referred to in Section 2.14 below, be filed or recorded with any court or other authority in the U.S. and France or (ii) any French and U.S. stamp or similar tax be paid on or in respect of this each Transaction Document, the Securities, and the Conversion Shares or any other document to be furnished hereunder or thereunder, other than any stamp duty tax that may be imposed on this Purchase Agreement or any other agreements or documents that are deemed receipts of the monetary payment under the U.S. Law and the laws of French if this Purchase Agreement or any such other agreements or documents are executed in the U.S. or France.

2.14	Non-contravention and No Authorization. The execution, delivery and performance of each of the Transaction Documents and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby and the consummation of the transactions contemplated hereby or thereby, the use of the proceeds from the sale of the Securities as described in the Offering Memorandum and compliance by the Company with its obligations hereunder and thereunder do not and will not, with or without the giving of notice or the passage of time or both, (i) contravene (A) any applicable treaty, law, statute, rule or regulation, (B) the provisions of the Company’s articles of incorporation, business license or other constituent documents of the Group, (C) any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, lease or other agreement or instrument to which any member of the Group is a party or by which it or any of them may be bound, or to which any of the property or assets of the Group is subject, or (D) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Group, or (ii) result in the imposition of any lien, charge or encumbrance upon any property or assets of the Group. No filing with, or consent, approval, authorization, order, registration, qualification, license or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under this Purchase Agreement and each of the Transaction Documents, in connection with the offering, issuance or sale of the Securities hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

2.15	Ranking. The Bonds constitute direct, unsecured (except with respect to the Bank Guarantee in respect of the Credit Enhanced Bonds) and unsubordinated obligations of the Company ranking pari passu in all respects and ratably without preference or priority among themselves and at all times ranking at least equally with all other present or future unsecured and unsubordinated debt obligations of the Company.

2.16	Compliance with Applicable Laws. The offering of the Bonds does not and will not violate the rules, regulations and other requirements of U.S., France, the OTCQX Best Market, the Euronext Paris the SGX-ST and all other applicable U.S., French or Singapore governmental regulatory, administrative or similar authorities having competent jurisdiction over the Group or its property or assets, as applicable. The indemnification and contribution provisions set forth in Section 9 do not contravene U.S. Laws or the laws of France.

2.17	Absence of Proceedings. There is no action, suit, arbitration, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Group, threatened, against or affecting any member of the Group, which if determined adversely to any such member of the Group, would have a Material Adverse Effect or would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Purchase Agreement or the performance by the Company of its obligations hereunder and under the Bonds and the Indenture.

2.18	Indebtedness. (i) No existing indebtedness or guarantee of any liability of any member of the Group has been demanded or become payable before its due date by reason of default by any of them and so far as the Group (having made all reasonable enquiries) is aware, no circumstance has arisen such that any creditor is entitled to require repayment of any existing indebtedness or guarantee of any liability of any member of the Group by reason of default by any of them before its due date and none of the bankers or lenders to any member of the Group has given any written notice requiring, or indicating that it may require, the repayment of amounts advanced on overdraft except, in each case, where such repayment would not result in a Material Adverse Effect, and (ii) the Group has no material outstanding indebtedness other than the Bonds.

2.19	Stamp Duties and Transfer Taxes. Except as described in the Offering Memorandum, no stamp duty or other issuance, registration or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Initial Purchaser or the subsequent purchasers of the Bonds to the U.S. or France (provided that Transaction Documents, the cross-receipt, and any other documents that are deemed receipts of monetary payment under the French stamp tax law are executed outside France by the relevant party), U.S., Singapore or any political subdivision or taxing authority thereof or therein (except for any income tax or business tax payable by or on behalf of persons carrying on trade, profession or business in France, U.S. or Singapore) in connection with (i) the issuance of the Bonds, (ii) the offer, sale and delivery by the Company of the Bonds to or for the respective accounts of the Initial Purchaser in the manner contemplated in this Purchase Agreement, (iii) the execution, delivery and performance of this Purchase Agreement by the Company and (iv) the sale and delivery of the Bonds by the Initial Purchaser to the subsequent purchasers thereof in the manner contemplated in the Offering Memorandum, as the case may be.

2.20	Statements in Offering Memorandum. The statements set forth in the Offering Memorandum under the captions “Description of the Bonds” and “Description of Our Share Capital”, insofar as they purport to constitute a summary of the terms of the Bonds and the shares of common stock of the Company, respectively, and under the caption “Dividend Policy”, “Taxation”, “Plan of Distribution”, and “Transfer Restrictions”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair.

2.21	Absence of Investigations. There are no pending or, to the Company’s knowledge, threatened investigations by any court or governmental authority or agency against the Company or any of its Subsidiaries, their respective directors, supervisors or senior management, or to which any property or asset of the Company or any of its Subsidiaries is subject, except for such investigations, the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect. Neither of the Autorité des marchés financiers of France (“AMF”), SEC, Euronext Paris, OTCQX Best Market nor their respective local offices has, in any inspection, examination or audit of the Company (including any predecessor entities of the Company), reported findings or imposed penalties that have resulted in any Material Adverse Effect.

2.22	Winding Up. No winding up or liquidation proceedings have been commenced against the Company, and no proceedings have been commenced for the purpose of, and no judgment has been rendered, declaring the Company or a Subsidiary bankrupt or in an insolvency proceeding. To the Company’s knowledge, no winding up or liquidation proceedings have been threatened against the Company or a Subsidiary.

2.23	Absence of Default. Neither the Company nor any of its Subsidiaries is: (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any property, right or asset of the Company or any of its subsidiaries is subject; or (iii) in violation of any law, listing rules or statute applicable to the Company or any of its Subsidiaries or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries or any of their respective property or assets, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

2.24	Governmental Licenses. Each the Company and its Subsidiaries possesses all licenses, certificates, permits and other authorizations issued by Japan, Hong Kong, Malta, PRC, ROC, Seychelles, U.S., or their respective local authorities and agencies (collectively, the “Regulatory Authorities”) and other governmental authorities or agencies (collectively, the “Governmental Licenses”) necessary to conduct their respective businesses. Each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses held by the Company and each of its Subsidiaries are valid and in full force and effect, except where the failure to possess or hold such Governmental Licenses would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any proceedings relating to the revocation, suspension or modification of any such Governmental License .

2.25	Title to Properties. Each of the Company and its Subsidiaries owns or leases all such properties as are necessary to its business and operations as presently conducted. Each of the Company and its Subsidiaries has valid title to, or valid leasehold interests in, all of its real properties and assets, and valid title to all of its personal properties and assets, in each case free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions, except such as are described in the Offering Memorandum. Each lease to which the Company or any of its Subsidiaries is a party is legal, valid and binding, enforceable in accordance with its terms against the other parties thereto, and no default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or such Subsidiary, or to the knowledge of the Company, by any other party thereto, has occurred and is continuing under any such lease where such default as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries has obtained all land-use rights and rights of way necessary to their business and operations as presently conducted, free and clear of all encumbrances and defects, and all such land-use rights and rights of way are legal, valid, binding and enforceable in accordance with their terms, except where the failure to possess or hold such rights would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the consolidated financial statements of the Group for the year ended December 31, 2019 and for the nine months ended September 30, 2020, each member of the Group has good and marketable title to all real property owned by it and good title to all other properties owned by it, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) do not, singly or in the aggregate, materially interfere with the use made and proposed to be made of such property by such member of the Group or (B) do not or would not result in a Material Adverse Effect; and all of the leases and subleases material to the business of the Group, and under which any member of the Group holds properties, are in full force and effect, and no member of the Group has received any written notice of any material claim of any sort that has been asserted by anyone adverse to the rights of such member of the Group under any of the leases or subleases mentioned above, or affecting or questioning the rights of the such member of the Group of to the continued possession of the premises held under any such lease or sublease.

2.26	Intellectual Property. Each of the Company and its Subsidiaries owns, licenses or has a legal right to use on reasonable terms, free and clear of all adverse claims, liens or other encumbrances, all patents, trade and service marks, logos, trade or business names, design rights, copyrights, domain names (in each case, including all registrations and applications to register the same), inventions, trade secrets, technology, confidential information, know-how and other intellectual property necessary to its business and operations as currently conducted or as contemplated in the Offering Memorandum (collectively, the “Intellectual Property”). No member of the Group has received any notice or is otherwise aware of (i) any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or (ii) any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Group therein.

2.27	Environmental. Each of the Company and its Subsidiaries (i) is in compliance with all applicable national, provincial, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) possesses or holds all permits, licenses or other approvals required under applicable Environmental Laws to conduct its business and operations as currently conducted and (iii) is in compliance with all terms and conditions of any such permit, license or approval. Neither the Company nor any of its Subsidiaries has or is required to incur any actual or contingent costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties), other than such costs or liabilities that are disclosed in the Offering Memorandum.

2.28	Insurance. Each member of the Group carries insurance in such amounts and covering such risks as the Company believes to be adequate in its reasonable judgment for the conduct of the Group’s businesses and the value of its properties and as is customary for companies engaged in similar businesses in similar industries and markets.

2.29	Tax Returns. All national, provincial and local and all foreign tax returns of the Group required by applicable laws, rules and regulations to be filed have been filed, and all taxes shown by such returns or otherwise assessed (including any related fines or penalties), which are due and payable, have been paid, except assessments, fines or penalties against which appeals have been promptly taken and as to which adequate provisions have been provided. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined.

2.30	Absence of Certain Taxes. Except as disclosed in the Offering Memorandum, payments of principal, premium and interest on, the Bonds will be made by the Company, as the case may be, without withholding or deducting for or on account of any present or future taxes, duties, assessments or other charges of whatever nature. No stamp or other issuance or transaction taxes or duties and no capital gains or other taxes are payable by or on behalf of the Initial Purchaser to the government of U.S., France, or Singapore (provided that Transaction Documents, the cross-receipt, and any other documents in this transaction that are deemed receipts of monetary payment under the French stamp tax law are executed outside France by the Initial Purchaser, and excluding any income tax or business tax payable by or on behalf of the Initial Purchaser that carries on trade, profession or business in the Singapore, U.S. or France) or any political subdivision or taxing authority thereof or therein in connection with the issue, sale and delivery by the Company of the Bonds to the Initial Purchaser in the manner contemplated herein or the consummation of any other transaction contemplated in the Transaction Documents.

2.31	Labor. No labor dispute involving the employees of the Group exists or, to the knowledge of the Company, is imminent. The Company is not aware of any existing or imminent labor disturbance by the employees of any of the Group’s principal suppliers or contractors. Each member of the Group has made all mandatory welfare fund, employee pension, retirement fund, labor insurance, national health insurance, medical insurance, unemployment insurance, maternity insurance, occupational insurance, mandatory housing fund or similar contributions it is required to make under State of California, State of Nevada or other applicable laws, its work rules or employment benefit plans.

2.32	Interested Party Transactions. Neither the Company nor its Subsidiaries is engaged in any material transactions with its directors, officers, management or controlling shareholders on terms that are not available from other parties on an arm’s length basis except for inter-company transactions within the Group.

2.33	Off-balance Sheet Arrangements. As of the date of this Purchase Agreement, neither the Company, nor any of its Subsidiaries is engaged in, or has any obligations under, any financing, derivative or hedging transaction that would not be required to be recorded in the balance sheet of the Group under the U.S. GAAP.

2.34	Commodity Contracts. As of the date of this Purchase Agreement, neither the Company nor any of its Subsidiaries is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.

2.35	Absence of Dividend Restrictions. Except as disclosed in the Offering Memorandum, under current Nevada laws, (i) no authorization, approval or consent of any governmental authority or agency of the State of Nevada is required to effect dividend payments or distributions in respect of any Conversion Shares and (ii) payments on the Conversion Shares may be paid by the Company to the holders thereof (whether or not resident in the U.S.) in the U.S. and may be converted into foreign currency and freely transferred out of the U.S. with respect to the Conversion Shares and are otherwise free and clear of any other tax, duty, withholding or deduction in the U.S. Except as disclosed in the Offering Memorandum, no such dividends and other distributions made to holders of the Conversion Shares who are not resident in the U.S. are subject to U.S. federal or state income, withholding or other taxes under applicable U.S. Laws.

2.36	Financial Information. The audited financial statements, together with the related notes, included in the Offering Memorandum present fairly the consolidated financial position and performance of the Group at the dates and for the periods indicated; the said financial statements have been prepared in conformity with the U.S. GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly, in accordance with the U.S. GAAP, the information to be stated therein. The selected financial data and the summary financial information (including the selected financial ratios) included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. To the extent that any financial data relating to the Company and its consolidated Subsidiaries included in the Offering Memorandum, including the financial data set forth in the Offering Memorandum, is derived from financial statements prepared in accordance with the U.S. GAAP, such financial data (i) presents fairly the information shown therein and (ii) has been prepared and calculated in conformity with the U.S. GAAP and the applicable U.S. Laws.

2.37	Unaudited Financial Information. The unaudited consolidated interim financial information for the nine months ended September 30, 2019 and 2020 and related notes thereto included in the Offering Memorandum present fairly in all material respects the financial performance of the Company and its consolidated Subsidiaries at and for the nine months ended September 30, 2019 and 2020; the said financial information has been prepared in conformity with the U.S. GAAP applied on a consistent basis throughout the periods involved.

2.38	Financial Condition of the Group.

(i)	For the period after September 30, 2020, there has not been any change in the issued equity of the Group or in paid-in capital of the Company or any Subsidiary or any increase in the total consolidated liabilities and shareholders equity of the Company and its Subsidiaries or decrease in the consolidated net assets of the Company and its Subsidiaries, except as would not exceed twenty percent (20%) in each case.

(ii)	For the period after September 30, 2020, (A) there were no material decreases (as compared with the corresponding periods in the preceding year) in the net sales, gross profit, and operating income of the Company and its Subsidiaries, (B) there were no decreases (as compared with the corresponding periods in the preceding year) in unconsolidated net sales, unconsolidated gross profit, unconsolidated operating income and unconsolidated income from continuing operations before tax or increase (as compared with the corresponding periods in the preceding year) in unconsolidated income tax expense.

2.39	Supplementary Financial Information. The unaudited supplementary financial information and the related notes thereto included in the Offering Memorandum present fairly in all material respects the relevant aspects of the financial position and performance of the Company and its Subsidiaries at the dates and for the periods indicated.

2.40	Announcements. With respect to all the announcements issued by the Company, subject to Section 4.10, (i) all statements contained therein were in every material particular true and accurate and not misleading; (ii) all opinions and intentions expressed in them were honestly held, were reached after considering all relevant circumstances and were based on reasonable assumptions; and (iii) there were no other facts omitted so as to make any such statement or expression in any of the announcements misleading in any material respect or which would or might have been material in the context in which the announcements were made.

2.41	No Unlawful Payments. None of the members of the Group, any of their respective directors, officers, agents or employees, or any of their respective agents or representatives (i) has taken any action, directly or indirectly, that could result in the violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, the U.K. Bribery Act 2010, Chapter Four of the ROC Criminal Code, the ROC Statute of Punishment of Corruption or any similar laws and regulations of any other applicable jurisdiction (each as may be amended) to which they may be subject, (ii) used any corporate funds for any unlawful contribution, gift, entertainment of unlawful expense relating to political activity or to influence official action; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iv) made any bribe, rebate, pay-off, influence payment, kick-back or other unlawful payment; and each of the members of the Group has instituted and maintains and will continue to maintain policies and procedures designed to promote and ensure compliance with such laws by itself and its subsidiaries and affiliates.

2.42	Sanctions. None of the members of the Group, any of their respective directors, officers or employees, or any of their respective agents, affiliates or representatives is an individual or entity (a “Person”) that is, or is owned or controlled by a Person that is, currently subject to any sanctions administered or enforced by the United States Government, including, without limitation, by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any sanctions or measures imposed by the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authorities (collectively, the “Sanctions”), nor is the Company or any of its Subsidiaries located, resident, organized or operating in a country or territory that is, or whose government is, the subject of such Sanctions (including without limitation, Cuba, Iran, North Korea, Sudan and Syria) (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the Bonds, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, affiliate, joint venture partner or other Person, for the purpose of financing or facilitating the activities of or business with any Person that, at the time of such funding or facilitation, or whose government, is subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering of the Bonds, whether as underwriter, advisor, investor or otherwise) of such Sanctions. The Company and its Subsidiaries have not engaged in, are not now engaged in, and do not have any plans to engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

2.43	Anti-Money Laundering. The operations of each member of the Group is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting and other requirements of the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, including, without limitation, the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or threatened.

2.44	Dealings with Directors. No material indebtedness (actual or contingent) and no material contract or arrangement is outstanding between the Company and any director or executive officer of the Company or any person connected with such director or executive officer (including his/her spouse or children, or any company or undertaking in which he/she holds a controlling interest). There are no material relationships or transactions between the Company on the one hand and its affiliates, officers and directors or their shareholders on the other hand which are not disclosed in the Offering Memorandum.

2.45	Absence of Directed Selling Efforts. Neither the Company nor any of its “affiliates” (as defined in Rule 405 under the U.S. Securities Act) nor any persons acting on behalf of any of them (other than the Initial Purchaser, as to which no representation or warranty is given) has engaged in any “directed selling efforts” in the United States (as defined in Regulation S) in respect of the Bonds or the Conversion Shares; and each of the Company, its affiliates and all persons acting on its or any of their behalf (other than the Initial Purchaser, as to which no representation or warranty is given) has complied with the offering restrictions requirements of Regulation S in connection with the offering of the Bonds or the Conversion Shares outside the United States.

2.46	Event of Default. No event has occurred or circumstance has arisen which, had the Bonds already been issued, would reasonably be expected (whether or not with the giving of notice, the passage of time or both) to constitute an event described under “Events of Default” as set out in the Indentures.

2.47	Contractual Arrangement Relating to Distribution of the Bonds. Neither the Company nor any of its affiliates has entered or will enter into any contractual arrangement with respect to the distribution of the Bonds with any person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or other like payment in connection with the placement of the Bonds except for the arrangements set forth in or contemplated by this Purchase Agreement.

2.48	No Registration Required. Neither the Company, nor its “affiliates” (as defined in Rule 501(b) of Regulation D under the U.S. Securities Act (“Regulation D”)), nor any person acting on behalf of any of them (other than the offers, sales and other actions by the Initial Purchaser as to which neither the Company gives any representation) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, or otherwise negotiated in respect of, any security, of the Company under circumstances that would require the registration of the Bonds or the Conversion Shares under the U.S. Securities Act. Without limiting any provision herein, no registration under the U.S. Securities Act and no qualification of the Indenture under the U.S. Trust Indenture Act of 1939, as amended, is required for the sale of the Bonds to the Initial Purchaser as contemplated hereby, assuming the accuracy of the Initial Purchaser’s representations contained herein.

2.49	Investment Company Act. Neither the Company nor any of its Subsidiaries is or will be (after giving effect to the offer and sale of the Bonds and the application of the proceeds therefrom) required to register as an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended, which term as used herein includes the rules and regulations of the SEC thereunder).

2.50	Business Practices. No member of the Group nor any person acting on behalf of any member of the Group, including, but not limited to, officers, directors, supervisors, managers, agents or employees of such entities, has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any government agency, authority or instrumentality or (ii) made any contributions, payment or gift of funds or property to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was or is prohibited under applicable law, rule or regulation.

2.51	Offering Restrictions. The Company has implemented the necessary “offering restrictions” (as such term is defined in Regulation S).

2.52	No Fiduciary Relationship. The Company acknowledges and agrees that (i) the purchase and sale of the Bonds pursuant to this Agreement, including the determination of the issue of the Bonds and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchaser, on the other hand; (ii) in connection with the offering of the Bonds, the Initial Purchaser is and has been acting solely as principal and is not the agent or fiduciary of the Company its shareholders, creditors, employees or any other party; (iii) the Initial Purchaser has not assumed or will assume an advisory or fiduciary responsibility in favour of the Company with respect to the offering of the Bonds or the process leading thereto (irrespective of whether the Initial Purchaser has advised or is currently advising the Company on other matters) and the Initial Purchaser has no obligation to the Company with respect to the offering of the Bonds except the obligations expressly set forth in this Agreement; (iv) the Initial Purchaser and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company; and (v) the Initial Purchaser has not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Bonds and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Company and the Initial Purchaser with respect to the subject matter of this Section 2.52.

2.53	Valid Choice of Law, Submission to Jurisdiction and Appointment of Process Agent. The choice of New York law as the governing law of this Purchase Agreement is a valid choice of law under the laws of the State of New York, the State of Nevada, France and Singapore and the courts of the State of New York and State of Nevada, United States federal courts sitting in the State of New York and State of Nevada and courts of France and Singapore should honor this choice of law. The Company has the power to submit, and pursuant to this Purchase Agreement has validly and irrevocably submitted to the non-exclusive jurisdiction of the New York State courts or United States federal courts sitting in the State of New York in respect of any suit, action or proceeding against either of them arising out of or related to any of this Purchase Agreement, has validly and irrevocably waived any objection to the venue of any such proceeding in any such court, and the Company has the power to designate, appoint and empower, and pursuant to this Purchase Agreement, has validly appointed the process agent named in Section 10.3 for the purposes described herein, and service of process effected in the manner set forth in Section 10.3 will be effective to confer valid personal jurisdiction over the Company.

3.	Representations and Warranties of the Initial Purchaser

The Initial Purchaser hereby represents and warrants to the Company that, as of the date hereof:

3.1	U.S. Securities Laws. The Initial Purchaser understands and acknowledges that (i) the Bonds and the Conversion Shares have not been registered in the United States under the U.S. Securities Act, or the other applicable securities laws of any other jurisdiction, (ii) the Bonds and the Conversion Shares are being offered for sale by the Company in transactions exempt from the registration requirements under the U.S. Securities Act, and (c) the Bonds and the Conversion Shares may not be offered, sold, pledged or otherwise transferred or disposed of by the Initial Purchaser except in transactions exempt from the registration requirements of the U.S. Securities Act, or any other applicable securities laws.

3.2	Lawfulness of Purchase. The Initial Purchaser’s purchase (and not the offer or sale by the Company) of the Bonds and the Conversion Shares is lawful under the securities laws of the relevant jurisdictions and is exempt from any approval, prospectus, registration or filing requirements under all applicable securities laws. The Initial Purchaser is entitled to purchase the Bonds under the laws of all relevant jurisdictions which apply to it and it has obtained all such governmental and other consents which may be required thereunder and complied with all necessary formalities.

3.3	Status. The Initial Purchaser is, or at the time the Bonds are purchased will be, the beneficial owner of such Bonds and (i) it is located outside the United States (within the meaning of Regulation S), (ii) it is acquiring the Bonds in an offshore transaction in reliance on Regulation S and (c) it is not an affiliate of the Company or a person acting on behalf of such an affiliate.

3.4	Compliance with Regulation S Restrictions. The Initial Purchaser understands that the Bonds and the Conversion Shares have not been and will not be registered under the U.S. Securities Act and that, prior to the expiration of any applicable distribution compliance period, it may not offer, sell, pledge or otherwise transfer such Bonds or the Conversion Shares except in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, in each case in accordance with any applicable securities laws of any State of the United States.

3.5	Required Certifications Upon Conversion. The Initial Purchaser understands that to exercise its right to convert the Bonds, it must make the representations, warranties and undertakings, including with respect to certain restrictions on transfer which may apply to the Conversion Shares received upon conversion.

3.6	Sufficient Knowledge and Experience. The Initial Purchaser represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Bonds and the Conversion Shares, and has received or has access to all the information it considers necessary or appropriate for deciding whether to purchase the Bonds and the Conversion Shares.

3.7	Authority. The Initial Purchaser has had at all times, and continues to have, full power and authority to enter into this Purchase Agreement, for and on its behalf, to purchase the Bonds and the Conversion Shares for its account, and its agreement to do so constitutes its valid and legal binding obligation and is enforceable against it in accordance with its terms, and each person signing this Purchase Agreement on behalf of the Initial Purchaser has been duly authorized to do so.

3.8	Reliance by the Company and the Trustee. The Initial Purchaser understands that the Company and the Trustee (including its capacity as registrar for the Bonds) and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements in Section 3.

4.	Covenants of the Company

In further consideration of the agreements of the Initial Purchaser contained in this Purchase Agreement, the Company covenants with the Initial Purchaser as follows:

4.1	Transaction Documents. It will on or before the Closing Date enter into the Transaction Documents to which it is expected to be a party (other than this Purchase Agreement) and deliver or procure the delivery of the relevant Transaction Documents to which it is expected to be a party (other than this Purchase Agreement) to each of the other parties thereto.

4.2	Representations and Warranties. It will notify the Lead Manager promptly of any change as the result of which any of their representations or warranties, herein become untrue or it being in breach of any agreement herein at any time prior to payment being made to the Company on the Closing Date and take such steps as may be reasonably requested by the Lead Manager to remedy and/or publicize the same.

4.3	Completeness of the Transaction Documents. The Company will take all reasonable steps as the Initial Purchaser may require to finalize the terms and conditions of the Bonds, the Indentures, the Offering Memorandum and other documents relating to the offering and sale of the Bonds (including the incorporation of the reasonable comments of the Initial Purchaser in the Offering Memorandum), as soon as practicable hereafter and, in addition, publish, to the extent permitted by law, any information that the Initial Purchaser believes is necessary to be published in order to enable investors and their investment advisors to make an informed assessment of (i) the assets and liabilities, financial position, profits and losses and prospects of the Company and its Subsidiaries and (ii) the merits of an investment in the Bonds.

4.4	Amendment or Supplement to the Offering Memorandum. Before amending or supplementing the Offering Memorandum, the Company will furnish to the Initial Purchaser a copy of each such proposed amendment or supplement and not use any such proposed amendment or supplement without the Lead Manager’s prior consent. If at any time prior to the completion of the sale of all of the Bonds by the Initial Purchaser (as determined by the Initial Purchaser) and in any event within ninety (90) days after the later of the Closing Date and any settlement date, any event occurs as a result of which the Offering Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or if it shall be necessary to amend or supplement the Offering Memorandum to comply with applicable law, the Company promptly (i) will notify the Initial Purchaser of any such event, and (ii) upon request from the Initial Purchaser, will prepare and furnish, at the Company’s own expense, to the Initial Purchaser an amendment or supplement that will correct such statement or omission or effect such compliance.

4.5	Adjustment of the Initial Conversion Price. Between the date hereof and the Closing Date (both dates inclusive), neither the Company nor any person acting on its behalf will take, directly or indirectly, any action designed to or which constitutes or which might reasonably be expected to cause or result in an adjustment of the initial Conversion Price of the Bonds, and the Company will not take any action that would reduce the Conversion Price of the Bonds below a level that may be prescribed by applicable U.S. Laws, laws of France and regulations from time to time (if any).

4.6	Confidentiality. It shall keep, and procure its affiliates to keep, confidential the identity of the Initial Purchaser and not disclose the same to any other person or entity without the prior written consent of the Initial Purchaser (which consent shall not be unreasonably withheld or delayed) other than to its professional advisors or lenders or to the Lead Manager or unless such disclosure is required by law or court order or any relevant government authority (including the OCTQX Best Market, Euronext Paris, SEC or AMF). Except where otherwise indicated, as used in this Purchase Agreement, an “affiliate” of, or a person affiliated with, a specified person, is a person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

4.7	Stamp Duties and Taxes. The Company will pay (i) any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, payable by it on or in connection with the creation, issuance and offering of the Bonds or the execution or delivery of the Transaction Documents and (ii) in addition to any amount payable by it under this Purchase Agreement, any value added, turnover or similar tax payable in respect of that amount.

4.8	Use of Proceeds. The Company plans to use the net proceeds from the sale of the Bonds (after deduction of underwriting commissions, fees and expenses) primarily for (i) potential strategic investments and acquisitions, (ii) building of its first satellite ground station and data center in Taiwan, (iii) product development, and (iv) working capital and other general corporate purposes.

4.9	Conditions. The Company shall comply with all of its obligations, undertakings and covenants under the Indenture.

4.10	Announcements. Between the date of this Purchase Agreement and the Closing Date (both dates inclusive), except as required by law, the OTCQX Best Market, Euronext Paris, SEC or AMF, neither the Company nor any person acting on its behalf, shall make any public announcement of any of the transactions contemplated by the Transaction Documents, without prior consultation with the Lead Manager.

4.11	Reservation of Shares for Conversion. The Company shall, from time to time, keep available for issue, free from pre-emptive rights, out of its authorized but unissued capital sufficient shares to satisfy in full the conversion rights and the terms of any other securities for the time being in issue which are convertible into or have the right to subscribe for Shares.

4.12	Delivery of Conversion Shares. The Company will deliver or procure, in accordance with the relevant Indenture, the Conversion Shares free and clear of all liens, claims, charges, security, encumbrances or like interests upon conversion of the Bonds.

4.13	Clearance and Listing of the Bonds. The Company will cooperate fully with the Lead Manager to cause the Bonds to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream, Luxembourg, and to (i) have the Bonds approved for listing on the SGX-ST, and (ii) list the Conversion Shares on the Euronext Paris.

4.14	Acceptance of Appointment to Receive Service of Process. On or prior to the Closing Date, the Company shall ensure that the Lead Manager shall have received evidence of acceptance by a process agent of its appointment and designation as the Company’s agent for the service of process in New York City.

4.15	No Directed Selling Efforts. Neither the Company nor any of its affiliates (as defined in Rule 405 under the U.S. Securities Act), nor any person acting on behalf of any of them (other than the Initial Purchaser as to which no representation or warranty is given) will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Bonds or the Conversion Shares.

4.16	Compliance with Section 3(a)(9) of the U.S. Securities Act. In connection with the conversion of the Bonds into Conversion Shares, neither the Company nor any person acting on its behalf (other than actions by the Initial Purchaser as to which the Company does not give any covenant or undertaking) will take any action which would result in the Conversion Shares being exchanged by the Company other than with the Company’s existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

4.17	Non Integration. Neither the Company nor any of its respective affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on behalf of any of them (other than the offers, sales and other actions by the Initial Purchaser as to which the Company does not give any covenant or undertaking) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, of the Company under circumstances that would require the registration of the Bonds or the Conversion Shares under the U.S. Securities Act.

5.	Covenants of the Initial Purchaser

5.1	Selling and Transfer Restrictions. The Initial Purchaser covenants with the Company that it will not transfer any interest in the Bonds or the Conversion Shares except in accordance with Section 3.1 and it will comply with the selling restrictions in the European Union, Hong Kong, Japan, the PRC, the ROC, Singapore, the United Kingdom and U.S. as set out under the caption “Plan of Distribution” in the Offering Memorandum.

5.2	Delivery of Notice. The Initial Purchaser will send to any person to whom it sells its Bonds during the distribution compliance period referred to in Section 3.4 a confirmation or other notice setting forth the restrictions on offers and sales of the Bonds within the United States or to, or for the account or benefit of, U.S. persons.

5.3	Accuracy of Representation. The Initial Purchaser agrees to notify the Company promptly in writing if, at any time before the issuance of the Bonds, any of its representations, warranties or acknowledgements herein ceases to be accurate and complete.

5.4	Purchase Agreement. The Initial Purchaser irrevocably authorizes the Company to produce this Purchase Agreement, pursuant to and as may be required by any applicable law or regulation, administrative or legal proceeding or official inquiry with respect to the matters set forth herein.

6.	Conditions Precedent to the Initial Purchaser’s Obligations

The obligations of the Initial Purchaser hereunder are subject to satisfaction of the following conditions on or prior to the Closing Date:

6.1	Execution and Delivery of Transaction Documents. This Purchase Agreement shall have been executed and delivered by the Company and each of the other Transaction Documents shall have been executed and delivered by each of the respective parties thereto, and each such other Transaction Document shall be in full force and effect.

6.2	Representations and Warranties True and Correct. Each of the representations and warranties of the Company contained in this Purchase Agreement shall be true and correct as of the Closing Date as if made as of and at such time and the Company shall have complied with all of its covenants under this Purchase Agreement required to be complied with on or prior to the Closing Date.

6.3	Qualifications. All authorizations, approvals, permits, qualifications or exemptions, if any, of any governmental authority or regulatory body of Singapore, France or the U.S. that are required in connection with the lawful offer and sale of the Bonds or performance of any of the transactions contemplated by the Transaction Documents shall be duly obtained and effective as of the Closing Date.

6.4	Opinions of Counsel. On the Closing Date, the Trustee and the Lead Manager shall have received an opinion (in a form satisfactory to them), dated as of the Closing Date, from (i) Johnson and Partners, ROC counsel for the Company, (ii) Bevilacqua PLLC, U.S. counsel for the Company, (iii) Paul Hastings LLP, French counsel for the Company, (iv) Sherman & Howard L.L.C., Nevada and California counsel for the Company, and (v) K&L Gates LLP, international counsel for the Initial Purchaser.

6.5	Directors’ Resolutions. On or prior to the Closing Date, the Company shall have delivered to the Lead Manager a duly certified true copy of an extract of the resolutions of the directors of the Company:

(i)	approving and authorizing the execution of the Transaction Documents and the entry into and performance of the transactions contemplated by the Transaction Documents;

(ii)	authorizing a specified person or persons to execute the Transaction Documents to which it is party; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or delivered by it under or in connection with the Transaction Documents to which it is (or will be) a party.

6.6	Letter from Auditors. On or prior to the Closing Date, the Company shall have delivered letters dated the date hereof and the Closing Date, in form and substance acceptable to the Lead Manager, from Chen & Fan Accountancy Corporation, independent public accountants, the independent auditors of the Company, containing statements and information of the type ordinarily included in auditors’ “comfort letters” to the Initial Purchaser with respect to the financial statements of the Company and certain financial information contained in the Offering Memorandum.

6.7	The Bonds and the Indenture. The Bonds and the Indenture, shall be in full force and effect and, the offering of the Bonds has been filed with the appropriate governmental authorities in the France and U.S, if required. Approval-in-principle from the SGX-ST for the listing of the Bonds shall have been received by the Company.

6.8	ISIN, Common Code and LEI. The Company shall have received the International Securities Identification Number (“ISIN”) and the Common Code for each series of the Bonds. The status of the Company’s Legal Entity Identifier (“LEI”) remains issued.

6.9	Compliance Certificate. The Lead Manager shall have received a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that (i) subsequent to the execution and delivery of the Purchase Agreement and prior to the Closing Date, there has not occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the results of operation or business, of the Company and its Subsidiaries taken as a whole from that set forth in the Offering Memorandum, that is material and adverse and that makes it impracticable to market the Bonds on the terms and in the manner contemplated in the Offering Memorandum, (ii) the representations and warranties made by the Company in Section 2 are true and correct with the same force and effect as though expressly made at and as of the Closing Date, and (iii) the Company has complied with all agreements and satisfied all conditions on its part required to be performed or satisfied at or prior to the Closing Date, in the form attached as Schedule B hereto.

6.10	Change or Development. At the Closing Date, there has been no change which could result in a Material Adverse Effect, or any development reasonably likely to result in a Material Adverse Effect, since the date of this Purchase Agreement.

6.11	Acceptance of Service of Process. The Lead Manager shall have received evidence of acceptance by a process agent of the appointment and designation provided for in Section 4.14.

6.12	Other Documents. The Company shall have provided all other certificates or documents in relation to the issuance of each series of the Bonds as the Initial Purchaser may reasonably request in form and substance satisfactory to it.

Each of the Company and the Initial Purchaser hereby agrees and acknowledges that the determination of whether the conditions in Sections 6.1 through 6.12 above have been satisfied shall be at the absolute and sole discretion of the Lead Manager.

7.	Termination

Notwithstanding Section 6 above, the Lead Manager may in its absolute discretion, terminate this Purchase Agreement by written notice to the Company at any time prior to the Closing Date in any of the following circumstances:

(1)	if any of the conditions specified in Section 6 have not been satisfied on or prior to the Closing Date or otherwise waived by the Initial Purchaser in writing;

(2)	if there shall have occurred any material change, or any development involving a prospective material change, in national or international monetary, financial, political or economic conditions (including any material disruption to trading generally on any stock exchange or in any over-the-counter market) or currency exchange rates or foreign exchange controls in New York City, London, Paris or Singapore;

(3)	if trading generally on the SGX-ST, Euronext Paris, London Stock Exchange or the New York Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of any competent governmental or regulatory authority or agency;

(4)	trading of the common stock of the Company shall have been suspended on or by the OTCQX Best Market and/or Euronext Paris, any exchange or in the over-the-counter market for more than five (5) consecutive Trading Days;

(5)	a general moratorium on commercial banking activities in New York, London, Paris, Singapore or Taipei shall have been declared by the relevant authorities;

(6)	there shall have occurred a change or development involving a prospective change in the existing financial, political, economic or regulatory conditions in the U.S. which change or development makes it impractical or inadvisable to market the Bonds, as determined in the sole discretion of the Lead Manager;

(7)	there shall have occurred any outbreak or escalation of hostilities or any calamity or crisis that would make it impractical or inadvisable to market the Bonds, as determined in the sole discretion of the Lead Manager;

(8)	there shall be any change which could result in a Material Adverse Effect to the Company’s financial position; or

(9)	in the case of any of the events specified above, such event singly or together with any other such event makes it impracticable to market the Bonds on the terms and in the manner contemplated in the Offering Memorandum, as determined in the sole discretion of the Lead Manager.

Upon the giving of a termination notice under this Section 7, this Purchase Agreement shall terminate and be of no further force or effect and neither party shall be under any liability to the other in respect of this Purchase Agreement, except that each party shall remain liable for any accrued obligations and liabilities arising prior to or at the date of termination and the respective obligations of the parties pursuant to Section 9 which would have continued had the arrangements for the Purchase been completed, shall continue.

If this Purchase Agreement shall be terminated by the Lead Manager because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Purchase Agreement, or due to causes attributable to the Company, the Company shall be unable to perform its obligations under this Purchase Agreement, the Company agrees to reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of their counsel) incurred by the Initial Purchaser in connection with this Purchase Agreement and the offering contemplated hereunder.

8.	Fees and expenses

The Company will pay (i) all fees, expenses, taxes, duties, levies, assessments and other governmental charges, including, without limitation, value-added taxes, stamp duty, transfer tax, income tax and other taxes (including interest and penalties) which may become payable by the Company in connection with the creation, issue and offering of the Bonds or the execution, delivery or performance of this Agreement and the Indenture, and (ii) in addition to any amount payable by the Company under this Agreement, any goods and services, value added, turnover or similar tax payable in respect of that amount (and references in this Purchase Agreement to such amount shall be deemed to include any such taxes so payable in addition to it).

9.	Indemnification and Contribution

9.1	The Company agrees to indemnify and hold harmless in all respects the Initial Purchaser, its and its affiliates’ respective directors, employees, officers and agents and each person, if any, who controls the Initial Purchaser within the meaning of either Section 15 of the U.S. Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the United States of America, from and against any and all losses, claims, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred by the Initial Purchaser or any such controlling person in connection with defending or investigating any such action or claim) caused by any breach of the terms, representations, warranties, undertakings and covenants by the Company under this Purchase Agreement, or any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein.

9.2	The Initial Purchaser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the U.S. Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Initial Purchaser, but only with regards to information relating to the Initial Purchaser or its representatives furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum or any amendment or supplement thereto.

9.3	In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity shall be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one (1) separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Initial Purchaser and such directors, employees, officers, agents and control persons of the Initial Purchaser, such firms shall be designated in writing by the Lead Manager. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (such consent not to be unreasonable withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party(ies) from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (such consent not to be unreasonable withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are subject to the matter of such proceeding.

9.4	If the indemnification provided for in Section 9.1 or Section 9.2 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on one hand, and the Initial Purchaser, on the other hand, from the offering of the Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Initial Purchaser, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on one hand, and the Initial Purchaser, on the other hand, in connection with the offering of the Bonds shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Bonds (before deducting expenses) received by the Company, on the one hand, and the total underwriting discounts and commissions received by the Initial Purchaser, on the other hand, bear to the aggregate public offering price of the Bonds. The relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the Initial Purchaser, on the other hand.

9.5	The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation, that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of losses, claims, damages and liabilities referred to in immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which total discounts and commissions received by the Initial Purchaser in connection with the Bonds distributed by it exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission by the Initial Purchaser. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

9.6	The indemnity and contribution provisions contained in this Section 9 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchaser or its officers, directors or any person controlling any of the Initial Purchaser, or by or on behalf of the Company, any of its respective officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Bonds.

10.	Governing Law and Dispute Resolution

10.1	Governing Law. This Purchase Agreement and any claim, controversy or dispute arising under or related to this Purchase Agreement is governed by, and shall be construed in accordance with the laws of the State of New York.

10.2	Jurisdiction. Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding against the Company brought by the Initial Purchaser or by any person who controls the Initial Purchaser arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any Federal or state court in the Borough of Manhattan in The City of New York, County and State of New York, United States of America (and any appellate court from any thereof), (ii) waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

10.3	Service of Process. The Company has appointed Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York 10017, U.S.A. as its agent for service of process in New York. Such appointment shall be irrevocable. The Company represents and warrants that the authorized agent has agreed to act as such agent for service at process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the authorized agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company. Nothing in this Purchase Agreement shall affect the right to serve process in any other manner permitted by law.

10.4	Judgments and Orders. In respect of any judgment or order given or made against the Company for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than Dollars, the Company will, to the extent permitted by applicable law, indemnify the Initial Purchaser against any loss incurred by it as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Initial Purchaser is able to purchase Dollars with the amount of the Judgment Currency actually received, in accordance with normal banking procedures. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

11.	Survival of Representations and Warranties; Entire Agreement

All representations and warranties contained herein shall survive the execution and delivery of this Purchase Agreement, the purchase or transfer by the Initial Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, regardless of any investigation made at any time by or on behalf of the Initial Purchaser, provided that all such representations and warranties are made as of the date of this Purchase Agreement and the Closing Date. All statements contained in any certificate or other instrument delivered by or on behalf of the Company (as the case may be) pursuant to this Purchase Agreement shall be deemed representations and warranties of the Company (as the case may be) under this Purchase Agreement. Subject to the preceding sentence, this Purchase Agreement, the Indenture and the Bonds embody the entire agreement and understanding between the Initial Purchaser, the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

12.	Miscellaneous

12.1	Any notice or other communication given hereunder shall be deemed sufficient if in writing, in the English language or accompanied by a certified and sworn English translation, and sent by registered or certified mail, return receipt requested, international courier, or delivered by hand against written receipt therefor, or by facsimile transmission and confirmed by telephone, to the respective addresses set forth below the applicable party’s signature on the signature page hereto, or such other address as may be furnished to the other parties as herein provided. Unless otherwise expressly provided herein, notices shall be deemed to have been given when received.

12.2	This Purchase Agreement shall not be changed, modified or amended except by a writing signed by each of the parties hereto. No party may assign any of its rights or obligations under this Purchase Agreement to any person without the prior written consent of the other parties. No purchaser of any of the Bonds from the Initial Purchaser shall be deemed to be a successor or assign merely by reason of such purchase.

12.3	Any provision of this Purchase Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.4	Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

12.5	Upon the execution and delivery of this Purchase Agreement by the parties hereto, this Purchase Agreement shall become a binding obligation of each such party with respect to the matters covered herein.

12.6	All representations, warranties, covenants and agreements contained in this Purchase Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not (it being understood that the representations, warranties, covenants and agreements of the Company contained in this Purchase Agreement in favor of the Initial Purchaser shall not inure to the benefit of any subsequent purchaser or holder of the Bonds or the Conversion Shares delivered upon conversion of the Bonds).

12.7	This Purchase Agreement shall be binding upon, and inure solely to the benefit of, the Initial Purchaser and the Company, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Purchase Agreement. No purchaser of any of the Bonds from the Initial Purchaser shall be deemed a successor or assign by reason merely of such purchase.

12.8	Any payment on account of an amount that is payable hereunder in the lawful money of the United States of America which is made to or for the account of any party hereto in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Purchase Agreement only to the extent of the amount of Dollars which such other party could purchase in the foreign exchange markets with the amount of such other currency (after any premium and costs of exchange) in accordance with normal banking procedures at the rate of exchange prevailing on the Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such other party, the Company, jointly and severally, agree to the fullest extent permitted by law, to indemnify and save harmless such other party from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Purchase Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such party from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. As used herein the term “Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorize by law to be closed in Paris, Hong Kong, City of New York or London.

12.9	This Purchase Agreement may be executed in one (1) or more counterparts each of which shall be deemed an original, but all of which shall together constitute one (1) and the same instrument.

12.10	The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signatures appear on the following page]

Very truly yours,

AERKOMM INC.

By:
	Name:	Louis Giordimaina
	Title:	CEO

Signature Page to Purchase Agreement

Accepted and agreed to the above terms and conditions as of the date hereof:

Yuanta Securities (Hong Kong) COMPANY LIMITED

By:
	Name:	Sharon Chen
	Title:	Director

Signature Page to Purchase Agreement

SCHEDULE A

SUBSIDIARIES

Aerkomm Taiwan Inc.

Aircom Pacific, Inc.

Aircom Pacific Inc. Limited

Aircom Telecom LLC

Aircom Japan, Inc.

Aircom Pacific Ltd.

Beijing Yatai Communication Co., Ltd.

Aerkomm Pacific Ltd.

Schedule A

SCHEDULE B

Compliance certificate

AERKOMM INC.

Certificate Pursuant to Section 6.9

of the Purchase Agreement

I, Louis Giordimaina, CEO of Aerkomm Inc., a company incorporated under the laws of the State of Nevada (the “Company”), pursuant to Section 6.9 of the Purchase Agreement dated as of November 27, 2020 (the “Purchase Agreement”) between the Company and Yuanta Securities (Hong Kong) Company Limited, on its owned behalf , do hereby certify on behalf of the Company as follows:

1.       Since the date of the most recent audited financial statements of the Company included in the Offering Memorandum, and except as otherwise disclosed in the Offering Memorandum, there has not been any event or occurrence in connection with the Company that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement).

2.       The representations and warranties of the Company contained in the Purchase Agreement are true and correct as of the Closing Date.

3.       The Company has complied with all agreements and satisfied all conditions (that have not been waived by the Lead Manager) on its part required to be performed or satisfied under the Purchase Agreement on or prior to the Closing Date.

Unless otherwise stated herein, capitalized terms used herein shall have the respective meanings set forth in the Purchase Agreement.

IN WITNESS WHEREOF, I have hereunto signed this certificate as of December 2, 2020.

By:
	Name:	Louis Giordimaina
	Title:	CEO

Schedule B